Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 15, 2017 (except for the second paragraph of Note 1 and the third and fourth paragraphs of Note 14, as to which the date is June 15, 2017) with respect to the financial statements of Calyxt, Inc. included in the Registration Statement (Form S-1) and related Preliminary Prospectus of Calyxt, Inc. dated June 23, 2017.

/s/ Ernst & Young LLP

Minneapolis, MN

June 23, 2017